EXHIBIT 23(i)





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into (a) the Registration Statement on Form S-8 (Registration No. 33-64071) relating to the Defined Contribution Plan of Fortune Brands, Inc. and Participating Operating Companies, the Registration Statement on Form S-8 (Registration No. 33-64075) relating to the MasterBrand Industries, Inc. Hourly Employee Savings Plan, the Registration Statement on Form S-8 (Registration No. 33-58865) relating to the 1990 Long-Term Incentive Plan of Fortune Brands, Inc., the Registration Statement on Form S-8 (Registration No. 333-51173) relating to the Fortune Brands, Inc. Non-Employee Director Stock Option Plan, and the prospectuses related thereto, and (b) the prospectuses related to the Registration Statements on Form S-3 (Registration Nos. 33-50832, 33-42397, 33-23039 and 33-3985) of Fortune Brands, Inc. of our
report dated February 3, 1999, relating to the consolidated financial statements, which appears in the 1998 Annual Report to Stockholders of Fortune Brands, Inc., which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the consolidated financial statement schedule which appears in this Annual Report on Form 10-K.




PricewaterhouseCoopers LLP



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March 30, 1999